Registration No. 33-__________
As filed with the Securities and Exchange Commission on July 10, 1997


               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM S-8

                     REGISTRATION STATEMENT
                             Under
                   The Securities Act of 1933

                         MANPOWER INC.
       (Exact Name of Registrant as Specified in Charter)

    Wisconsin                                     39-1672779
(State of Incorporation)             (I.R.S. Employer Identification No.)

5301 North Ironwood Road
Milwaukee, Wisconsin                                53217
(Address of Principal Executive Offices)          (Zip Code)

              ____________________________________

           MANPOWER 1990 EMPLOYEE STOCK PURCHASE PLAN
       MANPOWER 1991 DIRECTORS STOCK OPTION PLAN
              ____________________________________

                     Michael J. Van Handel
                         Manpower Inc.
                    5301 North Ironwood Road
                   Milwaukee, Wisconsin 53217
            (Name and address of agent for service)

                         (414) 961-1000
 (Telephone Number, including area code, of agent for service)

               CALCULATION  OF REGISTRATION  FEE

                                          Proposed            Proposed
Title of securities      Amount to be     maximum offering    maximum aggregate   Amount of
to be registered         registered       price per share     offering price      registration fee
Common Stock,
 .01 par value            1,200,000        $46.63(1)           $55,956,000         $16,956.36


(1) The registration fee is calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The registration fee is based on the average of the high and low price of a share of Manpower Inc. common stock on July 3, 1997 on the New York Stock Exchange, as reported in the Midwest Edition of The Wall Street Journal on July
     7, 1997.

                            PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

       The following documents are incorporated by reference in this Registration Statement:

           (a)   The Registrant's Annual Report on Form
     10-K for the fiscal year ended December 31, 1996.

           (b)   The  Registrant's Quarterly Report  on
     Form 10-Q for the quarter ended March 31, 1997.

           (c)   The  description of  the  Registrant's
     common   stock   contained  in  the   Registrant's
     Registration Statement pursuant to Section 12 of the Securities Exchange Act of 1934, as amended
     (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all shares offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 5.  Interests of Named Experts and Counsel

      The  validity of the issuance of the common stock
offered  hereby will be passed upon by Godfrey &  Kahn,
S.C., Milwaukee, Wisconsin.  Mr. Dudley J. Godfrey, Jr.
is   a   director  of  the  Registrant  and  a   Senior
Shareholder  in  Godfrey & Kahn, S.C., counsel  to  the
Registrant.

Item 6.  Indemnification of Directors and Officers

      Sections  180.0850 to 180.0859 of  the  Wisconsin
Statutes   require  a  corporation  to  indemnify   any
director  or  officer who is a party to any threatened,
pending or completed civil, criminal, administrative or
investigative  action,  suit,  arbitration   or   other
proceeding, whether formal or informal, which  involves
foreign,  federal,  state or local  law  and  which  is
brought by or in the right of the corporation or by any
other  person.  A corporation's obligation to indemnify
any  such  person includes the obligation  to  pay  any
judgment,  settlement, penalty, assessment,  forfeiture
or fine, including any excise tax assessed with respect
to   an  employee  benefit  plan,  and  all  reasonable
expenses including fees, costs, charges, disbursements, attorney's and other expenses except in those cases in which liability was incurred as a result of the breach or failure to perform a duty which the director or officer owes to the corporation and the breach or failure to perform constitutes: (i) a wilful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the person has reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (iii) a transaction from which the person derived an improper personal profit; or (iv) wilful misconduct.

      Unless  otherwise  provided  in  a  corporation's
articles  of  incorporation or by-laws  or  by  written
agreement,    an    officer   or    director    seeking
indemnification  is  entitled  to  indemnification   if
approved  in  any  of the following  manners:   (i)  by
majority vote of a disinterested quorum of the board of
directors, or if such quorum of disinterested directors
cannot  be  obtained, by a majority vote of a committee
of   two  or  more  disinterested  directors;  (ii)  by
independent  legal counsel; (iii) by a panel  of  three
arbitrators;  (iv) by affirmative vote of shareholders;
(v)  by a court; or (vi) with respect to any additional
right  to  indemnification granted by any other  method
permitted   in   Section  180.0858  of  the   Wisconsin
Statutes.

      Reasonable  expenses incurred by  a  director  or
officer  who  is  a  party  to  a  proceeding  may   be
reimbursed  by  a  corporation  at  such  time  as  the
director   or  officer  furnishes  to  the  corporation
written affirmation of his good faith belief that he has not breached or failed to perform his duties and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

       The   indemnification  provisions  of   Sections
180.0850  to 180.0859 are not exclusive.  A corporation
may   expand  an  officer's  or  director's  right   to
indemnification (i) in its articles of incorporation or by-laws; (ii) by written agreement between the director or officer and the corporation; (iii) by resolution of its board of directors; or (iv) by resolution of a majority of all of the corporation's voting shares then issued and outstanding.

      As permitted by Section 180.0858, the Company has
adopted indemnification provisions in its By-Laws which
closely  track the statutory indemnification provisions
with certain exceptions.  In particular, Article VII of
the  Company's By-Laws provides (i) that an  individual
shall  be  indemnified unless it is proven by  a  final
judicial    adjudication   that   indemnification    is
prohibited,  and  (ii)  payment  or  reimbursement   of
expenses, subject to certain limitations, will be mandatory rather than permissive.

     The Company's officers and directors currently are
covered   by   officers'   and   directors'   liability
insurance.

Item 8.  Exhibits

          4.1   Manpower  1990 Employee Stock  Purchase
          Plan, as amended

          4.2   Manpower  1991  Director  Stock  Option
          Plan, as amended

          5      Opinion   of  Godfrey  &  Kahn,   S.C.
          regarding legality of the Common Stock being registered

          23.1 Consent of Arthur Andersen LLP

      23.2 Consent of Godfrey & Kahn, S.C., included in
Exhibit 5

       24     Powers  of  Attorney  for  Directors   of
Registrant


Item 9.  Undertakings *

     The Registrant hereby undertakes:

     (a)   (1)   To  file, during any period  in  which
     offers  or  sales are being made, a post-effective
     amendment   to  this  Registration  Statement   to
     include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration
     Statement.

          (2)  That, for the purpose of determining any
     liability  under the Securities Act  of  1933,  as
     amended  (the "Securities Act"), each  such  post-
     effective amendment shall be deemed to  be  a  new
     registration statement relating to the  securities
     offered   therein,  and  the  offering   of   such
     securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3)  To remove from registration by means of
     a  post-effective amendment any of the  securities
     being  registered  which  remain  unsold  at   the
     termination of the offering.

     (b)  (4)  That, for the purpose of determining any
     liability under the Securities Act, each filing of
     the Registrant's annual report pursuant to Section
     13(a) or Section 15(d) of the Exchange Act that is
     incorporated  by  reference  in  the  Registration
     Statement shall be deemed to be a new registration
     statement  relating  to  the  securities   offered
     therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h)    (5)    Insofar   as   indemnification   for
     liabilities arising under the Securities  Act  may
     be    permitted   to   directors,   officers   and
     controlling persons of the Registrant pursuant  to
     the   provisions   described   in   Item   6    of
     this Registrant Statement or otherwise, the Registrant
     has  been  advised  that in  the  opinion  of  the
     Securities    and    Exchange   Commission    such
     indemnification  is  against  public   policy   as
     expressed in the Securities Act and is, therefore,
     unenforceable.   In the event  that  a  claim  for
     indemnification  against such  liabilities  (other
     than  the  payment by the Registrant  of  expenses
     incurred  or  paid  by  a  director,  officer   or
     controlling  person  of  the  Registrant  in   the
     successful   defense  of  any  action,   suit   or
     proceeding) is asserted by such director,  officer
     or  controlling  person  in  connection  with  the
     securities being registered, the Registrant  will,
     unless  in  the opinion of its counsel the  matter
     has  been settled by controlling precedent, submit
     to   a  court  of  appropriate  jurisdiction   the
     question  whether such indemnification  by  it  is
     against   public  policy  as  expressed   in   the
     Securities Act and will be governed by the final adjudication of such issue.



     *  Paragraphs correspond to Item 512 of Regulation
S-K.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on July
10, 1997.

                              MANPOWER INC.


                                By:/s/ Mitchell S. Fromstein
                                ----------------------------------
                                 Mitchell S. Fromstein,
                                 Chairman of the Board



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



/s/ Mitchell S. Fromstein                    Date:  July 10, 1997
--------------------------------
Mitchell S. Fromstein, Chairman,
President,Chief Executive Officer
and a Director (Principal Executive
Officer)



/s/ Jon F. Chait                             Date:  July 10, 1997
--------------------------------
Jon F. Chait, Executive Vice
President, Chief Financial Officer,
Secretary and a Director (Principal
Financial Officer)


/s/ Michael J. Van Handel                    Date:  July 10, 1997
-------------------------------
Michael J. Van Handel, Vice
President, Chief Accounting Officer
and Treasurer (Principal Accounting
Officer)



Directors:  Audrey Freedman, Dudley J. Godfrey, Jr.,
            Marvin  B.  Goodman,  J.  Ira  Harris,  Terry
            Hueneke,  Newton N. Minow, Gilbert Palay  and
            Dennis Stevenson



By: /s/ Jon F. Chait                      Date:  July 10, 1997
---------------------------
Jon F. Chait, As Attorney-In-Fact*

* Pursuant to authority granted by powers of attorney, copies of which are filed herewith.

                     EXHIBIT INDEX

Exhibits

4.1       Manpower 1990 Employee Stock Purchase Plan, as amended

4.2       Manpower 1991 Director Stock Option Plan, as amended

5 Opinion of Godfrey & Kahn, S.C. regarding legality of the Common Stock being registered

23.1      Consent of Arthur Andersen LLP

23.2      Consent of Godfrey & Kahn, S.C., included in Exhibit 5

24        Powers of Attorney for Directors of Registrant